Exhibit 99.1

CONSOL Energy Closes on Sale of 11 Million Shares

of New Common Stock

Majority Owner RWE Closes on 14.1 Million Shares of Its CNX Stock

PITTSBURGH (September 24, 2003) – CONSOL Energy Inc. (NYSE:CNX), a leading producer of high-Btu bituminous coal and of coalbed methane gas, has closed on its previously announced sale of 11.0 million primary shares of its common stock in a private placement sale. Concurrently, RWE of Essen, Germany, CONSOL Energy’s largest shareholder, has closed on the sale of 14.1 million shares of its CONSOL Energy common stock.

All shares sold at $17.82 per share. Net proceeds from the primary offering of approximately $190 million will be used to satisfy the financial assurance requirements of environmental reclamation and self-insurance employee benefits under various state and federal laws. As a result of the sale of the primary shares, CONSOL Energy has 89.8 million shares of common stock outstanding. As a result of the sale of its shares, RWE holds 43.9 million remaining shares of CONSOL Energy common stock, or 48.9% of total common shares outstanding.

The shares of common stock offered have not been registered under the Securities Act of 1933 and may not be offered in the United States absent registration or an applicable exemption from registration requirements.

CONSOL Energy Inc. is the largest producer of high-Btu bituminous coal in the United States, and the largest exporter of U.S. coal. CONSOL Energy has 20 bituminous coal mining complexes in seven states and in Australia. In addition, the company is one of the largest U.S. producers of coalbed methane, with daily gas production of approximately 135 million cubic feet. The company also produces electricity from coalbed methane at a joint-venture generating facility in Virginia. CONSOL Energy has annual revenues of $2.2 billion. It received a U.S. Environmental Protection Agency 2002 Climate Protection Award, and received the U.S. Department of the Interior’s Office of Surface Mining 2002 National Award for Excellence in Surface Mining for the company’s innovative reclamation practices in southern Illinois. Additional information about the company can be found at its web site: www.consolenergy.com.

Forward-looking statements: CONSOL Energy is including the following cautionary statement to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of CONSOL Energy. With the exception of historical matters, any matters discussed are forward-looking statements (as defined in Section 21E of the Exchange Act) that involve risks and uncertainties that could cause actual results to differ materially from projected results. These risks, uncertainties and contingencies include, but are not limited to, the following: the success or failure of CONSOL Energy’s efforts to implement its business strategy; reliance on major customers and long-term contracts; the effects of market demand and price on performance; the ability to renew coal and gas sales agreements upon expiration; the price of coal and gas sold under any new sales agreements; fluctuating sales prices; contract penalties; actions of CONSOL

Energy’s competitors and CONSOL Energy’s ability to respond to such actions; risks inherent in mining and gas production including geological conditions, mine and gas operations accidents; weather-related factors; results of litigation; the effects of government regulation; the risk of work stoppages; the risk of transportation disruptions that could impair CONSOL Energy’s ability to sell coal and gas; management’s ability to correctly estimate and accrue for contingent liabilities; and CONSOL Energy’s ability to identify suitable acquisition candidates and to successfully finance, consummate the acquisition of, and integrate these candidates as part of its acquisition strategy.

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